Exhibit 5.4

April 1, 2011

Exeter Educational Management Systems, Inc.

c/o SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to Exeter Educational Management Systems, Inc., a Massachusetts corporation (the “Massachusetts Guarantor”), in connection with the proposed issuance by SunGard Data Systems Inc., a Delaware corporation (“SunGard”), of (i) up to $900,000,000 principal amount of its 7 3/8% Senior Notes due 2018 (the “2018 Exchange Notes”) and the issuance by the Massachusetts Guarantor of a guarantee (the “2018 Exchange Notes Guarantee”) with respect to the 2018 Exchange Notes and (ii) up to $700,000,000 principal amount of its 7 5/8% Senior Notes due 2020 (the “2020 Exchange Notes” and, together with the 2018 Exchange Notes, the “Exchange Notes”) and the issuance by the Massachusetts Guarantor of a guarantee (the “2020 Exchange Notes Guarantee” and, together with the 2018 Exchange Notes Guarantee, the “Guarantees”), in each case registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of SunGard’s outstanding (a) 7 3/8% Senior Notes due 2018 and the related guarantee (the “2018 Exchange Offer”) and (b) 7 5/8% Senior Notes due 2020 and the related guarantee (the “2020 Exchange Offer” and, together with the 2018 Exchange Offer, the “Exchange Offers”), respectively, neither of which has been so registered.

The 2018 Exchange Notes and the 2018 Exchange Notes Guarantee will be issued under an indenture dated as of November 16, 2010 (the “2018 Exchange Notes Indenture”), among SunGard, the Massachusetts Guarantor, the other guarantors under the 2018 Exchange Notes Indenture (together with the Massachusetts Guarantor, the “Guarantors”) and The Bank of New York Mellon, as trustee. The terms of the 2018 Exchange Notes Guarantee are contained in the 2018 Senior Notes Indenture and the 2018 Exchange Notes Guarantee will be issued pursuant to the 2018 Exchange Notes Indenture. The 2020 Exchange Notes and the 2020 Exchange Notes Guarantee have been issued under an indenture dated as of November 16, 2010 (the “2020 Exchange Notes Indenture” and, together with the 2018 Exchange Notes Indenture, the “Indentures”) , among SunGard, the Guarantors and The Bank of New York Mellon, as trustee. The terms of the 2020 Exchange Notes Guarantee are contained in the 2020 Exchange Notes Indenture and the 2020 Exchange Notes Guarantee will be issued pursuant to the 2020 Exchange

Notes Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4 (the “Registration Statement”), filed by SunGard and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offers and the Guarantees and such other records, agreements, certificates and documents, and have made such other and further investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Massachusetts Guarantor.

We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Each of the Indentures has been duly authorized by the Massachusetts Guarantor.

2.	Each of the Guarantees by the Massachusetts Guarantor has been duly authorized by the Massachusetts Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
ROPES & GRAY LLP